Exhibit 4.3ii

Amendment to Warrant Agreement dated October 22, 1999

between

Proginet Corporation
and
MalloryFactor Inc.

The above referenced Agreement is modified effective December 28. 2001 as follows:
(1) Section 1.1 Grant of Warrants-

This section is modified to delete in there entirety Section 1.1 subsections (iii), (iv), and (v). A new subsection (iii) is added to state the following:

(iii) 125,000 share of Common Stock at a Warrant Price of $.22 U.S. equal to the trading price on the Canadian Venture Exchange on the close of business on December 28 2001, which is the effective date of this amendment- Such warrants shall vest on the date of December 28, 2001 and may be exercised at any time during the five-year period commencing on the date hereof.

All other terms and conditions of the Warrant Agreement remain as provided for in such Warrant Agreement.

In witness whereof, Proginet has caused this Warrant Amendment to be signed and delivered by its duly authorized officer as of this 31 day of December 2001.

Accepted:

Mallory Factor Inc.	Proginet Corporation

/s/Mallory Factor	/s/Kevin M. Kelly
Signature: Mallory Factor	Signature: Kevin M. Kelly President, CEO

Date: 1/14/02	Date: 1/14/02